Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Aditxt, Inc.’s of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 23, 2025, relating to the consolidated financial statements of Evofem Biosciences, Inc. and Subsidiaries as of and for the years ended December 31, 2024 and 2023, which is included in Aditxt, Inc.’s Current Report on Form 8-K/A filed on March 25, 2025. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ BPM, LLP

Sacramento, California

June 20, 2025